As filed with the Securities and Exchange Commission on August 12, 2016

Registration No.  333-166971

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-166971

UNDER THE SECURITIES ACT OF 1933

REACHLOCAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0498783
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of registrant’s principal executive offices)	(Zip Code)

ReachLocal, Inc. Director Stock Plan
ReachLocal, Inc. 2004 Stock Plan
ReachLocal, Inc. Amended and Restated 2008 Stock Incentive Plan
(Full title of the Plan)

Barbara W. Wall

Senior Vice President and Chief Legal Officer

GANNETT CO., INC.

7950 Jones Branch Drive

McLean, Virginia 22107

(Name and address of agent for service)

(703) 854-6000

(Telephone number, including area code, of agent for service)

Copy to:
John C. Partigan, Esq.
Nixon Peabody LLP
799 9th Street, N.W.
Washington, D.C. 20001
(202) 585-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

Gannett Co., Inc. completed its previously announced acquisition of ReachLocal, Inc. (the “Registrant”) on August 9, 2016.  Consequently, the Registrant no longer sponsors the ReachLocal, Inc. Director Stock Plan (the “Director Plan”), the ReachLocal, Inc. 2004 Stock Plan (the “2004 Plan”), the ReachLocal, Inc. Amended and Restated 2008 Stock Incentive Plan (the “2008 Plan,” and collectively with the 2004 Plan and the Director Plan, the “ReachLocal Plans”) and is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (this “Post-Effective Amendment”) to deregister any and all securities that were registered pursuant to Registration Statement No. 333-166971 (the “Registration Statement”) and that remain unsold under the ReachLocal Plans.  The Registration Statement was filed with the Securities and Exchange Commission (the “Commission”) on May 20, 2010 in order to register 34,500 shares of Common Stock, par value $0.00001 per share, of the Registrant for sale under the Director Plan, 1,925,445 shares of Common Stock, par value $0.00001 per share, of the Registrant for sale under the 2004 Plan, and 5,508,052 shares of Common Stock, par value $0.00001 per share, of the Registrant for sale under the 2008 Plan.

The Registrant has terminated any offering of the Registrant’s securities pursuant to the Registration Statement.  In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

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SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia on August 12, 2016.

REACHLOCAL, INC.

By:	/s/ Barbara W. Wall
Barbara W. Wall
Vice President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.

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